                                                                    EXHIBIT 2.3


                            ASSET PURCHASE AGREEMENT

                                     AMONG

                             CLEAR HOLDINGS, INC.,

                       CLEAR COMMUNICATIONS GROUP, INC.,

                    MCKENZIE TELECOMMUNICATIONS GROUP, INC.,

                              AND RHONDA MCKENZIE

                          FOR THE PURCHASE AND SALE OF
                       SUBSTANTIALLY ALL OF THE ASSETS OF

                    MCKENZIE TELECOMMUNICATIONS GROUP, INC.



                          DATED AS OF NOVEMBER 1, 1999

                               TABLE OF CONTENTS


ARTICLE I - Sale and Purchase of Assets; Assumption of Liabilities..............................................   1
         1.1      Assets........................................................................................   1
         1.2      Assumption of Liabilities.....................................................................   3
         1.3      Excluded Liabilities..........................................................................   3
         1.4      Consent of Third Parties......................................................................   4
         1.5      Purchase Price................................................................................   4
         1.6      Audited 2000 Financial Statements. ...........................................................   5
         1.7      Form of Earn-Out..............................................................................   5
         1.8      Time and Place of Closing.....................................................................   6
         1.9      Deliveries by the Company.....................................................................   6
         1.10     Earn-Out Closing..............................................................................   7
         1.11     Restrictive Legend............................................................................   8

ARTICLE II - Representations and Warranties of the Company and McKenzie.........................................   8
         2.1      Corporate.....................................................................................   8
         2.2      Authorization; Validity.......................................................................   8
         2.3      No Violation..................................................................................   9
         2.4      Financial Statements..........................................................................   9
         2.5      Absence of Undisclosed Liabilities............................................................   9
         2.6      Title to Assets; Encumbrances.................................................................  10
         2.7      Compliance with Laws..........................................................................  10
         2.8      Litigation....................................................................................  11
         2.9      Material Contracts and Commitments............................................................  11
         2.10     Real Estate...................................................................................  11
         2.11     Broker's or Finder's Fees.....................................................................  11
         2.12     Employee Benefit Plans........................................................................  12
         2.13     Employment Compensation.......................................................................  12
         2.14     Labor Matters.................................................................................  12
         2.15     Tax Matters...................................................................................  13
         2.16     Absence of Certain Changes....................................................................  14
         2.17     Securities Laws Matters.......................................................................  16

ARTICLE III - Representations and Warranties of Clear and Buyer.................................................  16
         3.1      Due Incorporation and Qualification...........................................................  16
         3.2      Authorization.................................................................................  16
         3.3      Non-Contravention.............................................................................  16
         3.4      Authority of Clear and Buyer..................................................................  16
         3.5      Broker's or Finder's Fees.....................................................................  16


                                      (i)


ARTICLE IV - Covenants..........................................................................................  17
         4.1      Conduct of Business...........................................................................  17
         4.2      Preservation of Business......................................................................  18
         4.3      Notice of Events..............................................................................  18
         4.4      Examinations and Inspections..................................................................  18
         4.5      Third Party Consents..........................................................................  19
         4.6      Properties....................................................................................  19
         4.7      Books and Records.............................................................................  19
         4.8      Material Contracts............................................................................  19
         4.9      Pay in Lieu of Vacation and Bonus Accruals....................................................  19
         4.10     Environmental Audits and Other Investigations.................................................  19
         4.11     Shareholders Employment and/or Restrictive Covenant Agreements................................  20
         4.12     Employment Agreements with Key Employees......................................................  20
         4.13     License of Tradenames, Etc....................................................................  20

ARTICLE V - Conditions Precedent to Obligations of Clear and Buyer to Close.....................................  20
         5.1      Completion of Due Diligence Investigation.....................................................  20
         5.3      Certain Consents..............................................................................  21
         5.4      Representations and Covenants.................................................................  21
         5.5      Litigation....................................................................................  21
         5.6      No Material Adverse Change....................................................................  21
         5.7      Good Standing Certificates, Etc...............................................................  21
         5.8      Consent.......................................................................................  21
         5.9      Restrictive Covenant Agreements...............................................................  21
         5.10     Agreements With Key Employees.................................................................  21
         5.11     Release of Liabilities........................................................................  22
         5.12     Governmental Permits and Approvals............................................................  22
         5.13     Certificates..................................................................................  22
         5.14     Opinion of Counsel to the Company.............................................................  22
         5.15     Other Documents...............................................................................  22

ARTICLE VI - Indemnification....................................................................................  22
         6.1      Survival......................................................................................  22
         6.2      Indemnification by the Company and McKenzie...................................................  22
         6.3      Indemnification by Clear and Buyer............................................................  23
         6.4      Limitations of Claims.........................................................................  23
         6.5      Procedures....................................................................................  24

ARTICLE VII - Termination of Agreement..........................................................................  25
         7.1      Termination...................................................................................  25
         7.2      Post-Termination Obligations..................................................................  26

ARTICLE VIII - Miscellaneous....................................................................................  26


                                      (ii)


         8.1      Further Action................................................................................  26
         8.2      Announcements.................................................................................  26
         8.3      Assignment; Parties in Interest...............................................................  26
         8.4      Law Governing Agreement.......................................................................  26
         8.5      Amendment and Modification....................................................................  26
         8.6      Notice........................................................................................  27
         8.7      Expenses......................................................................................  28
         8.8      Entire Agreement..............................................................................  28
         8.9      Counterparts..................................................................................  28
         8.10     Headings......................................................................................  28



Exhibits
--------
         Bill of Sale                                                                   A
         Investment Letter                                                              B
         Officer's Certificate of Buyer                                                 C
         McKenzie Employment Agreement                                                  D
         Shareholder's Restrictive Covenants Agreement                                  E
         Key Employee Employment Agreement                                              F
         Employee Restrictive Covenants Agreement                                       G
         Certificate of McKenzie re Warranties                                          H
         Officer's Certificate of MTG                                                   I
         Opinion of Counsel to MTG                                                      J


Schedules


                                     (iii)

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of the 1st day of November, 1999 (the "Agreement"), by and among CLEAR HOLDINGS, INC., a Georgia corporation ("Clear"), CLEAR COMMUNICATIONS GROUP, INC., a Georgia corporation and a wholly-owned subsidiary of Clear ("Buyer"), MCKENZIE TELECOMMUNICATIONS GROUP, INC., an Arizona corporation (the "Company"), and Rhonda McKenzie, as majority shareholder of the Company ("McKenzie").

                                  WITNESSETH:

         WHEREAS, the Company is engaged in the business of wireless telecommunications services (the "Business"); and

         WHEREAS, the Company desires to sell, and Buyer desires to purchase, substantially all of the assets of the Company relating to the Business, together with the assumption by Buyer of certain obligations and liabilities associated with the Business pursuant to this Agreement (such purchase and assumption, the "Acquisition");

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE I

             Sale and Purchase of Assets; Assumption of Liabilities

         1.1 Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase or acquire from the Company, all right, title and interest of the Company in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired, relating to or used or held for use in connection with the Business as the same may exist on the Closing Date (collectively, the "Assets"), including without limitation all those items in the following categories that conform to the definition of the term "Assets":

                  (a) all machinery, equipment, furniture, furnishings, automobiles, trucks, vehicles, tools, dies, molds and parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other person);

                  (b) all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (collectively, the "Inventories"), including Inventories held at any location controlled by the Company and Inventories previously purchased and in transit to the Company at such locations;

                  (c) all computer hardware and software, including programs and databases, whether owned, licensed, leased or internally developed (including without limitation user manuals and, in the case of software owned by the Company, both object code and source code versions), printers, modems and other related equipment;

                  (d) all rights in and to products sold or leased (including, but not limited to, products hereafter returned or repossessed and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit);

                  (e) all of the rights of the Company under all contracts, arrangements, licenses, leases and other agreements, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise;

                  (f) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

                  (g) all notes and accounts receivable held by the Company and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any person held by the Company;

                  (h) all patents, trademarks, trade names, service marks, trade secrets and other proprietary property and all rights thereunder or in respect thereof primarily relating to or used or held for use in connection with the Business, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible emodiments thereof (collectively, the "Intellectual Property);

                  (i) all books, records, manuals and other materials (in any form or medium), including, without limitation, all records and materials maintained at the headquarters of the Company, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files;

                  (j) to the extent their transfer is permitted by law, the Governmental Approvals, including all applications therefor;

                  (k) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Company with respect to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise;

                  (l) all guarantees, warranties, indemnities and similar rights in favor of the Company with respect to any Asset; and

                  (m)      all cash and cash equivalents.

                  Anything to the contrary herein notwithstanding, the Assets shall not include the items set forth on Schedule 1.1 to this Agreement (the "Excluded Assets").

                  Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred or otherwise conveyed to the Buyer free and clear of all liabilities, obligations, liens and encumbrances excepting only Assumed Liabilities and Liens listed on Schedule 2.6(a).

         1.2 Assumption of Liabilities. (a) Subject to the terms and conditions hereof, at the Closing the Buyer shall assume and agree to pay, honor and discharge when due any and all liabilities, obligations and commitments relating exclusively to the Business or the Assets that are (x) reflected on the April 30 Balance Sheet (as hereinafter defined), including without limitation the items set forth on Schedule 1.2 to this Agreement, (y) incurred after the date of the April 30 Balance Sheet in the ordinary course of business consistent with prior practice and in accordance with the terms of this Agreement (applied as if the provisions of Section 4.1 hereof had been in effect from the close of business on the date of the April 30 Balance Sheet through the Closing Date), or (z) reflected on Schedule 1.2 to this Agreement (collectively, the "Assumed Liabilities").

                  (b) At the Closing, the Buyer shall assume the Assumed Liabilities by executing and delivering to the Company an assumption agreement in form reasonably satisfactory to the Company (the "Assumption Agreement").

         1.3 Excluded Liabilities. Notwithstanding any other provision hereof or any schedule or exhibit hereto, and regardless of any disclosure to the Buyer, the Buyer shall not assume (i) any liabilities, obligations or commitments of the Company relating to or arising out of the operation of the Business or the ownership of the Assets prior to the Closing other than the Assumed Liabilities,

(ii) any liabilities of the Company relating to Excluded Assets, and (iii) the liabilities listed on Schedule 1.3 to this Agreement (the aggregate of (i), (ii) and (iii), the "Excluded Liabilities").

         1.4 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Buyer thereunder; and any transfer or assignment to the Buyer by the Company of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, the Company shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and the Company will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Company, as the case may be, in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by the Company, as the case may be, as agent, if economically feasible, provided that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefore hereunder if such consent or approval had been obtained. The Company shall pay and discharge, and shall indemnify and hold the Buyer harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. Nothing in this Section shall be deemed a waiver by the Buyer of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.1.

         1.5 Purchase Price. Upon the terms and subject to the conditions of this Agreement, and in consideration of the sale, assignment, transfer, conveyance and delivery of the Assets, Buyer shall (i) assume the Assumed Liabilities and (ii) pay to the Company the following amounts, not to exceed $4.5 million in aggregate:

                  (a) at the Closing, $200,000.00 in cash (the "Closing Payment"); and

                  (b) on the Earn-Out Date (as defined below) an amount (the "Earn-Out"), in the form specified herein, equal to the EBITDA (as defined below) of the business conducted by Buyer with the Assets after the Closing for the period ending on the first anniversary of the Closing, as derived from the Audited 2000 Statements (as defined below), less the sum of: (x) the Closing Payment, and (y) an amount equal to the Assumed Liabilities less the Johnston Note Amount. "Earn-Out Date" shall mean the thirtieth calendar day following final determination of the Audited 2000 Statements pursuant to Section 1.6 of this Agreement. "EBITDA" shall mean earnings before deduction for interest, taxes, depreciation and amortization, and without deduction for any items of "overhead" allocated by Buyer or Clear to the business conducted with the Assets. (The aggregate of the Closing Payment and the Earn-Out is collectively referred to as the "Purchase Price".) "Johnston Note Amount" shall mean the amount outstanding, as of the Closing Date, under that certain Promissory Note, dated October 20, 1999, of McKenzie Telecommunications Group, Inc. in favor of Stephen F. Johnston.

         1.6 Audited 2000 Financial Statements. After the first anniversary of the Closing, Buyer shall, at Buyer's expense, cause KPMG Peat Marwick, L.L.P. to prepare and deliver to the Buyer and to the Company an audited balance sheet and statement of income of the business conducted by Buyer with the Assets after the Closing for the period ending on the first anniversary of the Closing (collectively, the "Audited 2000 Statements"), in accordance with generally accepted accounting principles and applying the "percentage of completion" method of accounting. Within 30 days after the delivery of the Audited 2000 Statements, the Company shall notify Buyer in writing of any objections of the Company to such Audited 2000 Statements, specifying in reasonable detail any such objections, and if the Company fails to notify the Buyer in writing of any objections within such period the Company shall be deemed to have agreed to the Audited 2000 Statements. If the Company does not so object or if the Company and the Buyer agree on the resolution of all such objections, the Audited 2000 Statements (with any such changes as may have been agreed) shall be final and binding. The Company and the Buyer shall negotiate in good faith to attempt to resolve any such objections, provided that the Company and the Buyer shall each have the right, at any time, to unilaterally terminate in writing all discussions with respect to such objections or changes. Not later than ten business days after either the Company or the Buyer shall have terminated such discussions, all such disputed items shall be submitted for resolution to a certified public accounting firm of national standing designated by the Company and the Buyer (the "Auditor"), which Auditor shall be independent of and have no ongoing business relationship with any of the Company, Buyer or their respective affiliates. The Company and the Buyer shall each (i) cooperate fully with the Auditor and furnish to the Auditor such work papers and other documents and information as the Auditor may request, (ii) bear 50% of the fees and expenses of the Auditor incurred in connection with the dispute resolution procedure pursuant to this Section, and
(iii) be afforded an opportunity to present to the Auditor any material it deems relevant and to discuss the matters in dispute with the Auditor. The Company and the Buyer shall use reasonable efforts to cause the report of the Auditor to be rendered within 15 days of its appointment, and the Auditor's determination as to the appropriateness and extent of changes (if any) to the Audited 2000 Statements shall be final and binding.

         1.7 Form of Earn-Out. (a) The Earn-Out shall be delivered to the Company in the form determined pursuant to the following:

                           (i)   in the event that, prior to the Earn-Out Date,
Clear shall have (x) listed any of its equity securities on a national securities exchange or NASDAQ and (y) become a reporting company pursuant to the Securities Exchange Act of 1934 (collectively, a "Going Public Event"), the Earn-Out shall take the form of such number of the publicly traded equity securities of Clear (the "Public Stock") as shall be determined by dividing the dollar amount of the Earn-Out by the average, for the 10 consecutive trading days ending on the fifth trading day prior to the Earn-Out Date, of the closing asked price for a share of Public Stock, and rounding up to the nearest whole share;

                           (ii)  in the event that, prior to the Earn-Out Date,
no Going Public Event shall have occurred, the Earn-Out shall, at the election of the Company in its sole discretion, take the form of either (x) such number of the shares of common stock of Clear (the "Common Stock") as shall be determined by dividing the dollar amount of the Earn-Out by the fair market value of a single share of Common Stock, as determined by the Board of Directors of Clear, or (y) an unsecured subordinated promissory note of Clear in the amount of the Earn-Out, payable in 36 equal monthly installments, with interest on the principal amount thereof at the Prime Rate (the "Note"). The "Prime Rate" shall mean a simple interest rate equal to the rate most recently announced in The Wall Street Journal as the PRIME RATE, which rate shall be adjusted on July 31 and December 31 of each year the Note remains outstanding. Anything to the contrary herein notwithstanding, the first $250,000 in amount of any Earn-Out otherwise payable in Common Stock or Notes pursuant to this
Section 1.7(a)(ii) shall be paid in cash.

                  (b) For purposes of all Tax Returns (as defined in Section 2.15(g) of this Agreement), to be filed after the Closing Date by each of Clear, the Company, McKenzie and Buyer, the Earn-Out shall be deemed to include interest at the rate of 6.00% per annum.

         1.8 Time and Place of Closing. The parties shall use their reasonable efforts to cause the closing of the transactions contemplated by this Agreement (the "Closing") to take place at 10:00 a.m. on November 1, 1999, or at such other time as the parties may mutually agree (the date on which the Closing actually occurs, the "Closing Date"). The place of the Closing shall be at the offices of Smith, Gambrell & Russell, LLP, Promenade II, Suite 3100, 1230 Peachtree Street, N.E., Atlanta, Georgia, or such other location as may be mutually agreed by the Parties.

         1.9      Deliveries by the Company.

                  (a) Deliveries by the Company. At the Closing, the Company shall deliver to Buyer:

                           (i)   a general instrument of sale, conveyance,
assignment, transfer and delivery, conveying good and marketable title to all the Assets, in the form of Exhibit A;

                           (ii)  such specific instruments of sale, conveyance,
assignment, transfer and delivery conveying good and marketable title to such of the Assets included within such general instrument of sale, conveyance, assignment, transfer and delivery as Buyer shall request;

                           (iii) all the Company's contracts, books, records
and other data relating to the Assets and the Company's operations (except the Company's minute and stock books and all other records which the Company is required by law to keep in its possession, as to which the Company will furnish to Buyer, at Buyer's cost, at any time or from time to time after the Closing Date, copies or transcripts);

                           (iv)  the Investment Letter set forth in Exhibit B
hereto; and

                           (v)   such other certificates and documents as may
be required by the terms of this Agreement or as Buyer or its counsel may reasonably request.

                  (b) Deliveries by Buyer. At the Closing, Buyer will deliver to the Company:

                           (i)   the Closing Payment, by wire transfer of
immediately available funds to an account designated by the Company not later than three business days prior to the Closing;

                           (ii)  the Assumption Agreement;

                           (iii) a certificate of an authorized officer of
Buyer in the form of Exhibit C, certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing; and

                           (iv)  such other certificates and documents as may
be required by the terms of this Agreement or as the Company or its counsel may reasonably request.

         1.10 Earn-Out Closing. On the Earn-Out Date, Buyer and the Company shall hold a closing (the "Earn-Out Closing") at the location of the Closing, or such other place as the parties may mutually agree. At the Earn-Out Closing, Buyer shall deliver to the Company the Earn-Out, and, in the event the Earn-Out consists of Public Stock, Common Stock or Notes, the Company shall deliver to Buyer (i) an Investment Letter substantially in the form set forth in Exhibit B hereto, executed by the Company as of the Earn-Out Date, and (ii) such shareholders' and other agreements as may then be in force among all of the existing holders of Common Stock of Clear.

         1.11 Restrictive Legend. The Public Stock, Common Stock and the Notes, if any, to be issued pursuant to this Agreement shall be "restricted securities", as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and each certificate representing any such securities shall bear any legend or legends required by applicable state securities laws or otherwise, as well as a legend substantially similar to the following:

         "THE SECURITIES EVIDENCED HEREBY WERE ISSUED AND SOLD WITHOUT REGISTRATION UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE, INCLUDING THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED, IN RELIANCE UPON CERTAIN EXEMPTIVE PROVISIONS OF SAID ACTS. SAID SECURITIES CANNOT BE SOLD OR TRANSFERRED UNLESS, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER, ANY SUCH SALE OR TRANSFER WOULD BE: (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION; AND (2) IN A TRANSACTION WHICH IS EXEMPT UNDER APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS, OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH SUCH LAWS."


                                   ARTICLE II

           Representations and Warranties of the Company and McKenzie

         As an inducement to Clear and Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that Clear and Buyer shall rely thereon, the Company and McKenzie hereby jointly and severally represent and warrant to Clear and to Buyer, as of the date hereof, as set forth below.

         2.1      Corporate.

                  (a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. The Company elected to be taxed as an "S - corporation" effective July 20, 1993. No entity has ever merged with or been consolidated into the Company.

                  (b) Corporate Power. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which a failure to be so qualified would have a material adverse effect on the financial condition, assets, liabilities, operations or business prospects of the Company (a "Material Adverse Effect").

                  (c) Subsidiaries. The Company does not have any subsidiaries. Except as set forth on Schedule 2.1(c), the Company does not currently own, and has never owned, directly or indirectly, any capital stock or other equity securities of or interest in any corporation or other entity or business.

                  (d) Corporate Documents, Etc. Copies of the Articles of Incorporation, bylaws or other charter and organizational documents of the Company, including any amendments thereto, which have been delivered by the Company to Buyer are true, correct and complete copies of such instruments as presently in effect.

         2.2 Authorization; Validity. The execution and delivery of this Agreement and the other agreements, instruments and documents contemplated hereby (such other agreements, instruments and documents sometimes referred to herein as the "Ancillary Instruments") and the performance of the obligations set forth herein and therein, have been duly authorized by the Board of Directors of the Company and by the holders of all of the common stock or other equity interests in the Company (collectively, the "Shareholders"), and no other or further corporate act on the part of the Company or the Shareholders is necessary therefor. This Agreement has been duly and validly executed and delivered by the Company and the Shareholders and is, and when executed and delivered, and the Ancillary Instruments to be executed and delivered by the Company or the Shareholders pursuant hereto will be, legal, valid and binding obligations of each such person or entity, enforceable in accordance with their respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         2.3 No Violation. Except as set forth on Schedule 2.3, no consent, authorization or approval of, or declaration, filing or registration with, any governmental, administrative or regulatory body, or any consent, authorization or approval of any other third party, is necessary in order to enable the Company or McKenzie to enter into and perform their obligations under this Agreement and to consummate the transactions contemplated hereby, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) be in violation of the Articles of Incorporation or bylaws of the Company; (b) except as set forth on Schedule 2.3(c), cause a default under any mortgage, deed of trust or other lien, charge or encumbrance to which any of the Assets is subject or constitute a breach of the terms of any evidence of indebtedness, agreement or contract relating to the Business to which the Company is a party, or permit the termination of any such contract by another person; (c) result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under any agreement or commitment to which the Company is bound; (d) accelerate, or constitute an event entitling, or which would, upon notice or lapse of time or both, entitle the holder of any indebtedness of the Company to accelerate the maturity of any such indebtedness; (e) conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality binding on the Company; or (f) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the properties or business of the Company.

         2.4 Financial Statements. Attached as Schedule 2.4 are copies of the unaudited balance sheet, income statement, statement of stockholders' equity and statement of cash flows of the Company for the twelve-month period ended December 31, 1998 and the unaudited balance sheet and income statement of the Company as of September 30, 1999 (together, the "Company Statements"). The Company Statements (i) were prepared from the books and records of the Company,
(ii) except as set forth in Schedule 2.4, were prepared in a manner substantially conforming to GAAP, using the accrual method of accounting, and
(iii) fairly present the financial condition of the Company as of the dates thereof.

         2.5 Absence of Undisclosed Liabilities. All liabilities, commitments or obligations of the Company (whether secured or unsecured and whether direct or indirect) are set forth or adequately reserved against in the Company Statements, except for commercial liabilities and obligations incurred since the date of the Company Statements in the ordinary course of business and consistent with past practice and which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.5 hereto and to the extent described in the Company Statements, the Shareholders have no knowledge of any basis for the assertion against the Company of any liability, and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, known to the Shareholders which would reasonably be expected to give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice.

         2.6      Title to Assets; Encumbrances.

                  (a)      Merchantable Title. Except as set forth in Schedule
2.6 (a), the Company has good and merchantable title to all of the Assets, including, without limitation, all Assets reflected in the Company Statements (except for inventory disposed of in the ordinary course of business since the date of such Company Statements) free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, mineral rights, charges or Encumbrances of any nature whatsoever (collectively, "Liens") except for (a) materialmen's, mechanics', worker's, repairmen's, employees' or other like

Liens arising against the Company in the ordinary course of business, in each case which are either not delinquent or are being contested in good faith and by appropriate actions or proceedings conducted with due diligence and for the payment of which adequate reserves in accordance with GAAP have been established with respect thereto, and (b) Liens for property taxes not yet due ("Permitted Liens"). Except as set forth in Schedule 2.6(a), none of the Assets is subject to any restrictions with respect to the transferability thereof and title thereto will not be affected in any way by the transactions contemplated hereby other than as disclosed in Schedule 2.6(a).

                  (b) Condition. Except as set forth on Schedule 2.6(b), all of the Assets are in good operating condition and repair (except such minor defects as do not interfere with the use thereof in the conduct of normal operations), have been maintained consistent with the standards generally followed in the industry and were sufficient to carry on the Company's business as conducted during the preceding twelve (12) months.

         2.7      Compliance with Laws.

                  (a) Compliance. Except as set forth on Schedule 2.7(a), the Company (including all of its operations, practices, properties, real or personal, owned or leased, and assets) is in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "Laws") the violation of which, if uncured, would have a Material Adverse Effect.

                  (b) Licenses and Permits. Except as set forth on Schedule 2.7(b), the Company does not require any licenses, permits, approvals, authorizations or consents from any governmental and regulatory authorities for the conduct of its business (as presently conducted), or for the operation of its facilities. The Company, except for such items, the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect, is in compliance with all such permits and licenses, approvals, authorizations and consents applicable to the conduct of the Business.

                  (c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, release or threatened release of pollutants, contaminants, asbestos, lead-based paints, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste are herein collectively referred to as the "Environmental Laws." Except as set forth on Schedule 2.7(c), the Company is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         2.8 Litigation. Except as set forth in Schedule 2.8, there is no action, suit, arbitration proceeding, investigation or inquiry, pending before any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality or, to the knowledge of McKenzie, threatened, against the Company.

         2.9      Material Contracts and Commitments. Except as described in
Schedule 2.9 (i) the Company is not party to any lease, contract or commitment of any nature involving consideration or other expenditure in excess of $10,000, or involving performance over a period of more than one (1) year, or which is otherwise individually material to the operations of the Business (each, a "Material Contract"), and (ii) the Company is not in default under any Material Contract.

         2.10     Real Estate. The Company does not own any real property.
Schedule 2.10 sets forth all real property used or occupied by the Company in the conduct of the Business (the "Real Property").

         2.11 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Company or McKenzie is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         2.12 Employee Benefit Plans. Schedule 2.12 sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by the Company.

         2.13 Employment Compensation. Schedule 2.13 contains a true and correct list of all employees to whom the Company is paying compensation, including bonuses and incentives for services rendered or otherwise, the annual salary, average commission, or hourly wage compensation of each such employee, and any bonus paid to each respective employee relating to services rendered during the 1998 fiscal year. Buyer has been provided a copy of all W-2 or similar foreign forms distributed to each employee of the Company in respect of compensation received from the Company in the 1998 tax year.

         2.14 Labor Matters. The Company is currently in compliance with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours and authorizations, except for such matters of non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 2.14(a), the Company has paid or caused to be paid all compensation, including bonuses if any, due and payable to its employees through the date hereof and will cause such amounts to be paid through the Closing Date. Schedule 2.14(b) sets forth the accrued vacation for each employee of the Company. Since its formation, the Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements. There is no unfair labor practice charge or complaint against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened; there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company nor any secondary boycott with respect to products of the Company; no question concerning representation has been raised or, to the knowledge of the Company, is threatened respecting the employees of the Company; and no grievance has been raised or, to the knowledge of the Company, is threatened respecting the employees of the Company which might have a Material Adverse Effect.

         2.15 Tax Matters. (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Returns. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Except as set forth on Schedule 2.15(b), the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party (other than immaterial amounts).

                  (c) No Shareholder, director or officer (or employee responsible for Tax matters) of the Company has any basis to expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Shareholders and the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. Schedule 2.15 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1995.

                  (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) The unpaid Taxes of the Company (A) did not, as of September 30, 1999, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the September 30, 1999 balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

                  (f) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code ss.280G. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss.6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has no liability for the Taxes of any person (other than the Company ) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (g) For purposes of this Agreement (A) "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto; (B) "Tax Returns" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; and (C) "Code" shall mean the Internal Revenue Code of 1986, as amended .

         2.16 Absence of Certain Changes. Except as and to the extent set forth in Schedule 2.16, since the date of the Company Statements there has been no:

                  (a)      Material Adverse Effect.  Material Adverse Effect;

                  (b) Damage. Loss, damage or destruction, whether covered by insurance or not, affecting the Business;

                  (c) Increase in Compensation. Increase in the compensation, salaries or wages payable or to become payable to any employee or agent of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

                  (d) Labor Disputes. Labor dispute or disturbance, other than routine labor union or individual grievances which are not material to the business, financial condition or results of operations of the Company, or the Business;

                  (e) Commitments. Material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                  (f) Dividends. Declaration, setting aside, or payment of any dividend or any other distribution in respect of capital stock of the Company; any redemption, purchase or other acquisition by the Company of any of its capital stock, or any security relating thereto, including any options or rights to purchase or acquire capital stock of the Company;

                  (g) Disposition of Property. Sale, lease or other transfer or disposition of any properties or assets used or useful in the Business, except in the ordinary course of business;

                  (h) Indebtedness. Material indebtedness for borrowed money incurred, assumed or guaranteed;

                  (i) Liens. Mortgage, pledge, or Lien made on or affecting any of the Assets except for Permitted Liens;

                  (j) Amendment of Contracts. Entry into, amendment, extension or termination of any Material Contract, or any waiver of rights thereunder, other than in the ordinary course of business;

                  (k) Payments, Loans and Advances. Payment, loan or advance (other than payments pursuant to legal obligations of the Company and other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person;

                  (l) Credit. Any change in policies or practices with respect to the Business and the granting of credit; or

                  (m) Unusual Events. Other events or conditions not in the ordinary course of business which have had or could reasonably be expected to have a Material Adverse Effect or which would be prohibited by the terms of
Section 4.1 hereof.

                  For purposes of subsections (d), (e) and (h) of this Section
2.16 only, the term "material" shall include items that, individually or in the aggregate, exceed the sum of $1,500.00.

         2.17 Securities Laws Matters. The Company which may receive Public Stock, Common Stock or Notes pursuant to this Agreement will acquire such Public Stock, Common Stock or Notes for investment for its own account, not on behalf of others and not with a view to resell or otherwise distribute such Public Stock, Common Stock or Notes. The Company acknowledges that the Public Stock, Common Stock and Notes, at the time of issuance, shall not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and may not be sold, transferred or disposed of by it absent the registration thereof or the availability of an exemption from registration applicable thereto, and, as a result, the Company must bear the risk of an investment in the Public Stock, Common Stock or Notes for an indefinite period of time. The financial condition of the Company is currently adequate to bear the substantial risk of an investment in the Public Stock, Common Stock and Notes. The Company has sufficient knowledge and experience in investment and business matters to understand the economic risk of such an investment and the risk involved in a commercial enterprise such as that of Clear. The Company is a bonafide resident of Arizona, and all communications and information have been directed to it and have been received in such place of residence. Representatives of the Company have had the opportunity to ask questions of, and receive answers from, officers of Clear concerning Clear, the Public Stock, Common Stock and the Notes and to obtain any additional information which the Company reasonably requested. The Company shall, at or prior to the Closing, complete and deliver to Buyer an investment letter substantially in the form attached hereto as Exhibit B.


                                  ARTICLE III

               Representations and Warranties of Clear and Buyer

         As an inducement to the Company and McKenzie to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that the Company and McKenzie shall rely thereon, the Clear and Buyer hereby jointly and severally represent and warrant to the Company and McKenzie, as of the date hereof, as set forth below:

         3.1 Due Incorporation and Qualification. Each of Clear and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has the corporate power to carry on its business as now being conducted and to own or lease its properties and assets as now owned, leased or operated by it. Each of Clear and Buyer is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which a failure to be so qualified would have a material adverse effect on the business of Clear or Buyer.

         3.2 Authorization. Each of Clear and Buyer has full corporate power and authority under its articles of incorporation and bylaws, and the Board of Directors of each of Clear and Buyer has taken all necessary corporate action to authorize Clear and Buyer, respectively, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and assuming the due authorization, execution and delivery of this Agreement by the Company and the Shareholders, this Agreement constitutes the valid and binding obligation of each of Clear and Buyer, enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.3 Non-Contravention. Neither the execution and delivery of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby does or will violate, conflict with, result in a breach of any provision of, constitute a default under (with or without notice, lapse of time or pursuant to any legal or equitable principle) or accelerate the maturity of or require the prepayment of any indebtedness of either Clear or Buyer under, any judgment, order, decree or material agreement or instrument to or by which any of Clear or Buyer is subject or bound.

         3.4 Authority of Clear and Buyer. No consent, authorization or approval of, or declaration, filing or registration with, any governmental, administrative or regulatory body, is necessary in connection with the transactions contemplated by this Agreement.

         3.5 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Clear or Buyer is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

                                   ARTICLE IV

                                   Covenants

         4.1      Conduct of Business.

                  (a) Between the date hereof and the Closing Date, each of the parties shall use its best efforts to conduct its business in the ordinary course and in such a manner so that the representations and warranties contained in Articles II and III hereof shall continue to be true and correct in all material respects on and as of the Closing Date.

                  (b) Between the date hereof and the Closing Date, absent the prior written consent of the Buyer, the Company shall refrain from:

                           (i) incurring any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise);

                           (ii) permitting any of its assets to be subjected to any mortgage, pledge, Lien, security interest, encumbrance, restriction or charge of any kind, except in the ordinary course of business and except for Permitted Liens;

                           (iii) selling, transferring or otherwise disposing of any assets, except in the ordinary course of business;

                           (iv) making any capital expenditure or commitment therefor;

                           (v) increasing its indebtedness for borrowed money, or making any loan to any person;

                           (vi) writing off as uncollectible any accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate shall be material to the Business;

                           (vii) granting any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except pursuant to a legal obligation with respect to such increase in existence prior to January 1, 1999;

                           (viii) canceling or waiving any claims or rights of
                  substantial value;

                           (ix) making any change in any method of accounting or auditing practice;

                           (x) otherwise conducting the Business or entering into any transaction with respect thereto other than in the usual and ordinary manner and in the ordinary course; or

                           (xi) agreeing, whether or not in writing, to do any of the foregoing.

         For purposes of this Section 4.1.(b) only, the term "material" shall include items that, individually or in the aggregate, exceed the sum of $1,500.00.

         4.2 Preservation of Business. Between the date hereof and the Closing Date, each party shall (consistent with its normal business practices) preserve its business, and use its best efforts to maintain its relationships with its present suppliers and customers.

         4.3 Notice of Events. Each of the parties shall promptly notify the other parties of (i) any event, condition or circumstance occurring from the date hereof through the Closing Date that may reasonably be construed to constitute a violation or breach of this Agreement, or (ii) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof.

         4.4      Examinations and Inspections.

                  (a) Between the date hereof and the Closing Date, Buyer shall be entitled, through its employees and representatives, including, without limitation, Buyer's accountants, legal counsel, bankers and advisors, to make such inspection of the assets, properties, business and operations of the Company, and such examination of the books, records and financial condition of the Company, as Buyer reasonably desires. Any such inspections and examinations shall be conducted at reasonable times and under reasonable circumstances which do not disrupt the business, properties or assets of the Company and with respect to inspections and examinations involving the property and assets of third parties, subject to the consent of such third parties and consistent with their policies. For the purpose of facilitating such review, examination or inspection, the Company shall furnish the representatives of Buyer with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause their officers, employees, agents, accountants and attorneys to cooperate with such representatives in connection with such review and examination.

                  (b) Buyer agrees that, with respect to any information or documents obtained from the Company concerning its assets, properties, customers, policies, finances, costs, sales, revenues, rights, obligations, liabilities, strategies, business and operations ("Confidential Information"), unless and until the transactions contemplated by this Agreement shall have been consummated: (a) such Confidential Information is confidential and/or proprietary to the Company and is entitled to and shall receive treatment as such by Buyer (except to the extent that any such information is readily ascertainable from public or published information or trade sources), and (b) Buyer will, and will cause all of its employees, representatives, agents and advisors who have access to any Confidential Information to, hold in confidence and not disclose or use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information. Clear, Buyer, the Company and the Shareholders shall also each comply with the restrictions on publicity set forth in Section 8.2 of this Agreement. If the transactions contemplated by this Agreement are not closed, all documents and other materials obtained by Clear and Buyer from the Company shall be returned.

         4.5 Third Party Consents. The Company agrees to use its best effort to obtain, prior to the Closing Date, such consents and approvals as may be required from parties to Material Contracts or other agreements with the Company in order to prevent the Company from suffering a Material Adverse Effect as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Each of Clear and Buyer agrees to provide to the Company such assistance and information as may be required to obtain the consents and approvals referred to above.

         4.6 Properties. Between the date hereof and the Closing Date, the Company shall maintain the Assets in customary repair, order and condition, reasonable wear and tear excepted, and will maintain insurance upon all such properties, in such amounts and of such kinds as are comparable to that in effect on the date hereof.

         4.7 Books and Records. Until the Closing, the Company shall maintain its books, accounts and records in the usual manner on a basis consistent with prior years.

         4.8 Material Contracts. The Company shall refrain from amending, modifying, or consenting to the termination of, any Material Contract or other material agreements or waiving any of its material rights with respect thereto.

         4.9 Pay in Lieu of Vacation and Bonus Accruals. Except as set forth on Schedule 4.9, no pay in lieu of vacation or bonus accruals will be payable to employees of the Company as of the Closing Date.

         4.10 Environmental Audits and Other Investigations. The Company agrees that Buyer may retain, at the sole expense of Buyer, a firm engaged in the regular business of environmental engineering to conduct such environmental audits of the facilities and operations of the Company, and the real estate occupied in connection with the Business, as Buyer in its discretion shall consider necessary or appropriate. Between the date hereof and the Closing Date, Buyer, its agents, employees, contractors, surveyors, and engineers shall have the right to enter and go upon the Real Property at any time and from time to time for the purpose of inspecting the Real Property and any and all improvements located thereon.

         4.11 Shareholders Employment and/or Restrictive Covenant Agreements. At the Closing, McKenzie shall each enter into employment and/or restrictive covenant agreements with Buyer in substantially the forms set forth in Exhibits D and E hereto, as applicable to each of them.

         4.12 Employment Agreements with Key Employees. At or prior to Closing, the Company shall use its best efforts to cause the employees of the Company identified on Schedule 4.12 ("Selected Employees") to duly execute and deliver employment and restrictive covenant agreements, in substantially the form attached hereto as Exhibits F and G, respectively, and to terminate, effective as of the Closing Date, any existing agreement to which such Selected Employees are party respecting employment with the Company.

         4.13 License of Tradenames, Etc. Effective on the Closing Date, and contingent upon the consummation of the Closing in accordance with the terms of this Agreement, the Company hereby grants to Buyer an unlimited, world-wide, fully paid-up exclusive license to use the Intellectual Property identified as Excluded Assets in Item 9 on Schedule 1.1 to this Agreement (the "License"). The License shall be in effect for a period of one (1) year after the Closing Date.

         4.13 Securities Law Matters. The Company agrees not to sell, transfer, convey or otherwise distribute the Public Stock, Common Stock and the Notes, if any, received pursuant to this Agreement over which the Company has direct or indirect control without registration under the Securities Act and applicable federal and state securities laws, except pursuant to an exemption from registration thereunder acceptable to and approved by legal counsel to Buyer.


                                   ARTICLE V

                            Conditions Precedent to
                    Obligations of Clear and Buyer to Close

         The respective obligations of Clear and Buyer to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by Clear and Buyer only in writing:

         5.1 Completion of Due Diligence Investigation. In the course of Buyer's due diligence investigation of the Business, Buyer shall not have discovered any fact or development which relates to or involves the Company, Assets or Assumed Liabilities which would, in the reasonable judgment of Buyer, have a Material Adverse Effect or that, in the reasonable judgment of Buyer, would be materially adverse to the interests of Buyer or challenge the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement.

         5.2 No Impairment of Contracts. Buyer shall have reasonably determined that the contracts and agreements between the Company and its material customers will, following the conveyance of the Assets, remain in full force and effect, and that such arrangements are not subject to revocation, withdrawal, cancellation or termination as a result of the Acquisition.

         5.3 Certain Consents. Buyer shall have received the consent of each of DFW Capital Partners, L.P., Wachovia Bank, N.A., Fleet National Bank and the holders of a majority in interest of the capital stock of Clear to enter into this Agreement and each of the transactions contemplated by this Agreement.

         5.4 Representations and Covenants. The representations and warranties of the Company and McKenzie contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date. The Company and McKenzie shall have performed and complied with all covenants and agreements (including, without limitation, those contained in Article IV) required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

         5.5 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages in connection with such transactions, that has or could reasonably be expected to have, in the opinion of the attorneys of Buyer, a Material Adverse Effect.

         5.6 No Material Adverse Change. Buyer shall be satisfied, in its reasonable discretion, that since April 30, 1999 there has been no event or events constituting a Material Adverse Effect.

         5.7 Good Standing Certificates, Etc. The Company shall have delivered all such certificates, documents or instruments with respect to the Company's corporate existence and authority as Buyer's counsel may have reasonably requested prior to the Closing Date.

         5.8 Consent. The Shareholders shall have unanimously approved and adopted this Agreement and the consummation by the Company of the transactions contemplated hereby.

         5.9 Restrictive Covenant Agreements. Buyer shall have received the employment and/or restrictive covenant agreements specified in Section 4.11, in a form satisfactory to Buyer and executed by the parties to be bound thereby, from the Company.

         5.10 Agreements With Key Employees. Buyer shall have received the employment agreements and restrictive covenant agreements specified in Section 4.13, in a form satisfactory to Buyer and executed by the parties to be bound thereby, from the Selected Employees.

         5.11 Release of Liabilities. All obligations of any of the Shareholders to the Company for the payment of money pursuant to any contract, agreement, understanding or otherwise shall have been paid in full.

         5.12 Governmental Permits and Approvals. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained.

         5.13 Certificates. There shall have been delivered to Buyer: (i) a certificate of McKenzie in the form of Exhibit H certifying as to the accuracy of the representations and warranties of the Company and McKenzie at and as of the Closing and that the Company has performed and complied with all of the terms, provisions and conditions to be performed and complied with by the Company at or before the Closing, and (ii) a certificate of the chief executive officer of the Company in the form of Exhibit I, certifying as to certain corporate matters, together with all of the attachments referred to therein.

         5.14 Opinion of Counsel to the Company. Buyer shall have received an opinion of counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, substantially to the effect set forth in Exhibit J hereto.

         5.15 Other Documents. The Company shall have delivered all other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority (including good standing certificates), documents, instruments or writings as Buyer may reasonably request.


                                   ARTICLE VI

                                Indemnification

         6.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing only until the expiration of fifteen (15) months after such Closing, provided, however, that the representations and warranties of the Shareholders with respect to tax matters set forth in Section
2.15 of this Agreement shall survive for the period of time equal to the statute of limitations applicable to such matter or matters (the "Limitations Period").

         6.2 Indemnification by the Company and McKenzie. The Company and McKenzie shall, jointly and severally, indemnify, defend and hold harmless Clear and Buyer (which terms shall include, for purposes of this Article VI, Clear and Buyer's respective successors, assigns, directors, officers, employees and agents) against any and all losses, damages, deficiencies, suits, claims, demands, judgments, costs, expenses or other liabilities ("Losses") resulting from, arising from, or relating to (i) any breach of the Company's or McKenzie's covenants and agreements contained in this Agreement, (ii) any breach of a representation or warranty of the Company or McKenzie contained in
Article II of this Agreement, and (iii) the conduct of the Business prior to the Closing Date.

         6.3 Indemnification by Clear and Buyer. Clear and Buyer shall, jointly and severally, indemnify and hold harmless the Company and McKenzie against any and all Losses resulting from, arising from, or relating to (i) any breach of Clear's or Buyer's covenants and agreements contained in this Agreement, (ii) any breach of a representation or warranty of Buyer contained in Article III of this Agreement, and (iii) the conduct of its business with the Assets subsequent to the Closing Date.

         6.4 Limitations of Claims. Anything to the contrary herein notwithstanding:

                  (a) no claim for indemnification shall be brought after expiration of the Limitations Period;

                  (b) no claim for indemnification shall be made until the aggregate of all claims against the indemnifying party under the terms of this Agreement shall exceed the sum of $10,000 (whereupon indemnification shall be due for the entire amount of such claims, without deduction of the above threshold amount);

                  (c) the aggregate amount of indemnification to be provided by any indemnifying party shall in no event exceed the Purchase Price;

                  (d) the amount of any indemnification owed by McKenzie and the Company under the terms of this Agreement shall be first satisfied, to the extent of any positive amount of Earn-Out, by set-off against the Earn-Out, such set-off to be made (i) first against the portion of the Earn-Out consisting of Public Stock, Common Stock or Notes (to the extent of any such amount), (ii) second against the balance of the Earn-Out, and (iii) third against the Closing Payment. For purposes of this Section, McKenzie and the Company, on the one hand, and Clear and Buyer, on the other hand, shall be collectively deemed an "indemnifying party"; and

                  (e) the indemnification claims of any party shall be in addition to, and not in lieu of, any other remedy available to such party under applicable law or otherwise, provided, however, that with respect to claims arising under Section 6.2 (ii) and (iii) and Section 6.3
(ii) and (iii) of this Article, such indemnification claims shall (in the absence of intentional breaches of representations or warranties, fraud or bad faith) be the sole and exclusive remedy.

         6.5      Procedures.

                  (a)      A party seeking indemnification pursuant to Sections
6.2 or 6.3 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim") and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party shall have the right, exercisable by written notice (the "Notice") to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party shall fail to assume the defense of the Third Party Claim within such thirty (30) day period, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim on behalf of the Indemnifying Party. Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the Indemnifying Party's prior written consent.

                  (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending.

                  (c) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim in accordance with the terms hereof, shall have the right, upon five (5) days prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim provided the Indemnifying Party agrees that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge such judgment or settlement unless
(i) the Third Party Claim involves equitable or other non-monetary damages or (ii) in the reasonable judgment of the Indemnified Party such settlement would have a continuing material adverse effect on the Indemnified Party's business (including any material impairment of its relationships with customers and suppliers), in which case such settlement only may be made with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                  (d) Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.


                                  ARTICLE VII

                            Termination of Agreement

         7.1 Termination. This Agreement may be terminated prior to the Closing as follows:

                  (a) at the election of the Company, in the event that Buyer or Clear shall have materially breached any representation, warranty, covenant or agreement contained in this Agreement or in any document or other paper delivered pursuant to this Agreement;

                  (b) at the election of Buyer, in the event that the Company or McKenzie shall have materially breached any representation, warranty, covenant or agreement contained in this Agreement or in any document or other paper delivered pursuant to this Agreement;

                  (c) at the election of the Company or Buyer, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other person seeking to prevent the Closing or consummation of any transaction contemplated by this Agreement, and either the Company or Buyer, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;

                  (d) at the election of the Company or Buyer, in the event that the Closing has not occurred by December 31, 1999; and

                  (e) at any time on or prior to the Closing Date, by mutual written consent of the Company and Buyer.

         7.2 Post-Termination Obligations. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no further force and effect, except for this Section 7.2 and Sections 4.4(b) (Confidential Information), 8.2 (Announcements), 8.4 (Governing Law), 8.6 (Notice), 8.7 (Expenses), 8.9 (Entire Agreement), and 8.11 (Headings), and none of the parties hereto shall have any liability in respect of such termination, except that any party shall be liable for any intentional or willful violation of the representations, warranties, covenants or agreements of such party contained in this Agreement.


                                  ARTICLE VIII

                                 Miscellaneous

         8.1 Further Action. If, at any time following the Closing, any further action is determined by Buyer to be necessary or desirable to carry out the purposes of this Agreement or to vest in Buyer all right, title and interest in and to the Assets, the Company shall take such action.

         8.2 Announcements. Prior to Closing, none of the parties hereto shall issue any press release, place any advertisement or make any other public statement relating to or in connection with this Agreement or the matters contained herein without obtaining the prior approval of all parties hereto as to the content and manner of presentation and publication thereof, which approval shall not be unreasonably withheld or delayed.

         8.3 Assignment; Parties in Interest. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Buyer may assign its rights and obligations hereunder, subject to a guaranty from Buyer of the assignee's performance thereof, to an affiliate of Buyer, for purposes of consummating the transactions contemplated herein. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person or entity any right or remedy under or by reason of this Agreement.

         8.4 Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Georgia, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         8.5 Amendment and Modification. The parties may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing among them.

         8.6 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to Clear or Buyer, to:

                           Clear Communications Group, Inc.
                           440 Interstate Parkway North
                           Atlanta, Georgia 30339
                           Attention:  President
                           Facsimile: (770) 763-5635

                           with a copy to:

                           Smith, Gambrell & Russell, LLP
                           1230 Peachtree Road, N.E.
                           Promenade II, Suite 3300
                           Atlanta, Georgia  30309-3592
                           Attention: Terry Ferraro Schwartz, Esq.
                           Facsimile: (404) 685-7031

                  (b)      If to the Company or McKenzie, to:

                           McKenzie Telecommunications Group, Inc.
                           7550 East Redfield Road
                           Scottsdale, Arizona 85260
                           Attention: Rhonda McKenzie
                           Facsimile:

                           with a copy to:

                           Jennings, Strauss & Salmon, P.L.C.
                           Two North Central Avenue
                           Suite 1600

                           Phoenix, Arizona 85004
                           Attention: Scott Berg, Esq.
                           Facsimile: (602) 253-3255

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this
Section 8.6.

         8.7 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated, each of the parties shall bear its own legal expenses and the expenses of its agents in connection with the transactions contemplated hereby.

         8.8 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto (which Exhibits and Schedules are hereby incorporated herein by reference and made a part hereof), embodies the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings among the parties with respect thereto, provided, however, that in the event this Agreement is terminated pursuant to Article VII hereof, the obligations of the parties under
Section 12 of that certain Letter of Intent, dated July 19, 1999, shall revive and be reinstated, such revival to be effective only upon the termination of this Agreement, as if this Agreement had not been executed.

         8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.10 Headings. The table of contents and article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                           CLEAR HOLDINGS, INC.


                           By:/s/ Stephen F. Johnston, Sr.
                             --------------------------------------------------
                               Name: Stephen F. Johnston, Sr.
                               Title: Chief Executive Officer



                           CLEAR COMMUNICATIONS GROUP, INC.


                           By:/s/ Stephen F. Johnston, Sr.
                             --------------------------------------------------
                               Name: Stephen F. Johnston, Sr.
                               Title: Chief Executive Officer



                           MCKENZIE TELECOMMUNICATIONS GROUP, INC.


                           By:/s/ Rhonda McKenzie
                             --------------------------------------------------
                               Name: Rhonda McKenzie
                               Title:  President and Chief Executive Officer



                           MCKENZIE:


                           /s/ Rhonda McKenzie
                           ----------------------------------------------------
                           Typed Name: Rhonda McKenzie